Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF

Series A Preferred Stock

of

ARQULE, INC.

ArQule, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation on November 3, 2017:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Article FOURTH of the Restated Certificate of Incorporation of the Corporation ( the “Certificate of Incorporation”), there is hereby created, out of the 1,000,000 shares of preferred stock, par value $.01 per share, of the Corporation authorized in Article FOURTH of the Certificate of Incorporation, a series of the preferred stock consisting of 40,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the preferred stock of the Corporation):

Section 1.            Designation and Amount. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 40,000 shares.

Section 2.            Definitions. As used herein with respect to the Series A Preferred Stock, in addition to those terms defined herein, the following terms shall have the following meanings:

(a)          “Business Day” shall mean any day except Saturday, Sunday and any day on which banking institutions in the Commonwealth of Massachusetts generally are authorized or required by law or other governmental actions to close.

(b)          “Closing Bid Price” means, with respect to a particular day, the closing the consolidated closing bid price per share of Common Stock as of 4:00 p.m., Eastern time, on such day on the NASDAQ Global Market or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of a share of the Common Stock.

(c)          “Conversion Factor” initially means 1,000, as may be adjusted from time to time in accordance with Section 12(b).

(d)          “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(e)          “Corporation” means ArQule, Inc., a Delaware corporation.

(f)          “Holder” or “holder” means a holder of record of the Series A Preferred Stock.

(g)          “Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(h)          “Liquidation Parity Stock” means Parity Stock the terms of which expressly provide that it will rank pari passu with the Series A Preferred Stock as to rights upon liquidation, dissolution and winding up of the Corporation.

(i)          “Liquidation Preference” means, with respect to each share of Series A Preferred Stock, the higher of (i) one times the Series A Stated Value or (ii) the consideration that would have been payable on such Series A Preferred Stock in the applicable Liquidation event, had such Series A Preferred Stock been converted into Common Stock immediately prior to the consummation thereof.

(j)          “Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution and winding up of the Corporation.

(k)          “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock corporation, trust, limited liability corporation, unincorporated organization, other entity or government or any agency or political subdivision thereof.

(l)          “PIK Series A Value” per share shall equal 1,000 times the Closing Bid Price of the Company’s Common Stock for the Trading Day ending on the applicable date of determination.

(m)         “Proposal” means the proposal to be submitted to the Stockholders Meeting, for the purpose of seeking approval of the stockholders of the Corporation for an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

(n)          “Series A Preferred Dividends” shall have the meaning ascribed to such term in Section 4 hereto.

(o)          “Series A Preferred Stock” shall have the meaning ascribed to such term in Section 1 hereto.

(p)          “Series A Stated Value” per share equals $1.135.

(q)           “Stockholder Filing” means the effectiveness of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock following the approval of the Proposal by the stockholders of the Corporation at the Stockholders Meeting in accordance with applicable law, the Corporation’s Certificate of Incorporation and Bylaws and the applicable requirements of the NASDAQ Capital Market.

(r)          “Stockholders Meeting” means the earlier of (i) the 2018 Annual Meeting of the stockholders of the Corporation for the purpose of voting on the Proposal, to be held no later than May 31, 2018, or (ii) if the stockholders of the Corporation do not approve the Proposal at the 2018 Annual Meeting, any subsequent annual or special meeting of the stockholders of the Corporation for the purpose of voting on the Proposal at which such stockholders duly approve the Proposal.

(s)          “Trading Day” means any day on which the NASDAQ Stock Market (or such other successor national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation) is open for the transaction of business.

(t)          “Transfer Agent” means the Corporation’s duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock and transfer agent and registrar for any shares of Common Stock issued upon conversion of the Series A Preferred Stock, or any successor duly appointed by the Corporation.

Section 3.            Ranking. The Series A Preferred Stock shall rank, with respect to rights upon liquidation, dissolution or winding up of the Corporation, (a) senior to all Junior Stock, and (b) on parity with all Parity Stock.

Section 4.            Dividends.

(a)          Prior to July 1, 2018, the holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the funds of the Corporation legally available therefor, an amount per share equal to the amount of cash dividends, and the amount per share (payable in kind) of all noncash dividends or other distributions, declared on the Common Stock, calculated on an as converted basis.

(b)          Thereafter, the holders of the Series A Preferred Stock shall be entitled to receive:

(i)          a dividend per each share of Series A Preferred Stock commencing on July 1, 2018, in an amount equal to ten percent (10%) per annum of the Series A Stated Value per share of the Series A Preferred Stock (the “Series A Preferred Dividends”), to the fullest extent permitted by law, prior and in preference to any declaration or payment of any dividend or other distribution declared on the Common Stock, payable in kind in accordance with Section 4(c); and

(ii)         when, as and if declared by the Board of Directors, out of the funds of the Corporation legally available therefor, an amount per share equal to the amount of cash dividends, and the amount per share (payable in kind) of all noncash dividends or other distributions, declared on the Common Stock, calculated on an as converted basis.

(c)          The Company shall declare and pay the Series A Preferred Dividends in kind by issuing to the holders of the Series A Preferred Stock such number of shares of Series A Preferred Stock as have an aggregate PIK Series A Value on the payment date equal to the Series A Preferred Dividends. The Series A Preferred Dividends shall be payable quarterly in arrears, commencing on July 1, 2018.

Section 5.            Liquidation Preference.

(a)          Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Corporation, upon Liquidation, each Holder of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, the Liquidation Preference for each outstanding share of Series A Preferred Stock held by such Holder in preference to the holders of, and before any payment or distribution is made on (or any setting apart for any payment or distribution), any Junior Stock, including, without limitation, on any Common Stock. After the payment to the Holders of the Liquidation Preference for each outstanding share of Series A Preferred Stock, such Holders shall not be entitled to convert any Series A Preferred Stock into Common Stock and shall not be entitled to any further participation in distributions of, and shall have no right or claim to, any of the remaining assets of the Corporation in respect of the Series A Preferred Stock.

(b)          The term “Liquidation” shall also include (i) the sale, lease, transfer (including by way of a license or sublicense), exchange, conveyance or other disposition for cash, securities or other property of all or substantially all the assets of the Corporation or (ii) the merger, consolidation or share exchange of the Corporation into or with any other Person (other than one in which stockholders of the Corporation own a majority by voting power of the outstanding shares of the surviving or acquiring corporation or entity) or (iii) the sale of shares of the Corporation, in a single transaction or series of related transactions, which results in any Person (or group of related or affiliated Persons) directly or indirectly holding interests in securities representing more than 50% of the voting power of the voting securities of the Corporation. In the event the assets of the Corporation legally available for distribution to the Holders of the Series A Preferred Stock upon any Liquidation shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any Liquidation Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid with equal priority on account of the Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of the Series A Preferred Stock and holders of any Liquidation Parity Stock are entitled upon such Liquidation.

Section 6.            Automatic Conversion. Prior to the Stockholder Filing, the Series A Preferred Stock shall not be convertible. Upon the Stockholder Filing, the shares of Series A Preferred Stock then outstanding shall automatically convert, without any action on the part of the Holder thereof and without payment of any additional consideration, into such number of fully paid and non-assessable whole shares of Common Stock as is obtained by multiplying the number of shares to be converted by the applicable Conversion Factor. The Corporation shall provide prompt written notice to the Holders of Series A Preferred Stock of any conversion effected pursuant to this Section 6 but in no event more than two Business Days after the effective time of such conversion. From and after any conversion effected pursuant to this Section 6, the Holders of the Series A Preferred Stock shall have the right to receive the shares of Common Stock to which they are entitled. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

Section 7.            No Fractional Shares Upon Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Upon any conversion, all fractional share interests to which a Holder may be entitled shall be aggregated into whole shares of Common Stock with cash being paid for any fractional interest that may remain after such aggregation. The Corporation shall pay cash equal to such fraction multiplied by the average, rounded to the nearest one ten thousandth, of the Closing Bid Price of the Company’s Common Stock for the three Trading Days immediately preceding the conversion.

Section 8.            Voting Rights.

(a)          Except as otherwise required herein or by law, the holders of shares of Series A Preferred Stock shall vote, on an as converted basis, together as one class with holders of shares of Common Stock on all matters submitted to a vote of the stockholders.

(b)          Holders of shares of Common Stock acquired upon the conversion of shares of Series A Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock.

Section 9.            No Preemptive Rights. The Holders of Series A Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities.

Section 10.           Compliance with Applicable Law. Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series A Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends or other distributions by the Corporation under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation from time to time and (ii) other regulatory restrictions applicable to the Corporation from time to time in effect.

Section 11.           Form. Shares of Series A Preferred Stock shall be issued in the form of physical certificates or in book entry form in the Direct Registration System.

Section 12.           Other Provisions.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the email address of such Holder appearing on the books of the Corporation, or if no such email address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Pacific time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (Pacific time) on any Trading Day, (iii) the next Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)          The Liquidation Preference, and Conversion Factor shall be subject to adjustment whenever there shall occur a stock split, combination, reclassification, stock dividend or distribution, exchange or other similar event. Such adjustments shall be made in such manner and at such time as the Board of Directors of the Corporation in good faith determines to be equitable in the circumstances, any such determination to be evidenced in a resolution. Upon any such equitable adjustment, the Corporation shall promptly deliver to the Transfer Agent and each Holder an officers certificate attaching and certifying the resolution of the Board of Directors, describing in reasonable detail the event requiring the adjustment and the method of calculation thereof and specifying the increased or decreased Liquidation Preference and/or, Conversion Factor.

(c)          All issued shares of Series A Preferred Stock shall be deemed outstanding until such shares of Series A Preferred Stock are converted into shares of Common Stock as provided herein.

(d)          The headings of the various sections and subsections contained herein are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(e)          Except as may otherwise be required by law, the Series A Preferred Stock shall not have any powers, designations, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations and the Certificate of Incorporation, as amended, of the Corporation.

(f)          The Corporation will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against impairment.

(g)          Until such time as the Series A Preferred Stock is no longer outstanding, the Corporation shall not issue shares of any class or series of capital stock of the Corporation hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution and winding up of the Corporation.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 7th day of November 2017.

ARQULE, INC.

By:	/s/ Peter S. Lawrence
Name: Peter S. Lawrence
Title: President and Chief Operating Officer and Secretary